Exhibit 5.1

November 17, 2011

HealthStream, Inc.

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

Re:	Sale of up to 3,737,500 shares of Common Stock of HealthStream, Inc.

Ladies and Gentlemen:

We have acted as counsel for HealthStream, Inc., a Tennessee corporation (the “Company”), in connection with the offering of shares of common stock, no par value per share (“Common Stock”), by the Company and certain shareholders of the Company pursuant to the Underwriting Agreement, dated November 17, 2011 (the “Underwriting Agreement”), among the Company, certain shareholders of the Company and William Blair & Company, L.L.C., as the representative of the several underwriters named in Schedule A thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 3,250,000 shares of the Company’s Common Stock (the “Firm Shares”), consisting of 3,100,000 shares of Common Stock to be sold by the Company and 150,000 shares of Common Stock to be sold by certain shareholders of the Company and, at the option of the Underwriters, up to 487,500 additional shares of Common Stock to be sold by the Company pursuant to an overallotment option (the “Option Shares” and, collectively with the Firm Shares, the “Shares”). The Shares are to be offered and sold by the Company and certain shareholders of the Company pursuant to a prospectus supplement, dated November 17, 2011 (the “Prospectus Supplement”) and the accompanying base prospectus dated November 14, 2011 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s registration statement on Form S-3, as amended (File No. 333-175863) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In rendering our opinion, we have reviewed the Prospectus Supplement, the Registration Statement and the exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. We also have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal capacities of all natural persons.

The opinions expressed below are limited to the State of Tennessee and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antitrust laws.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

HealthStream, Inc.

November 17, 2011

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated November 17, 2011. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC